Exhibit 99.4

SES Announcement Call Script

Operator:

Greetings and welcome to the Ivanhoe Capital Acquisition Corp. and SES Holdings Pte. Ltd. merger announcement conference call. Before we begin, please note that Ivanhoe Capital Acquisition Corp. has filed a Form 8-K containing a copy of our press release and investor presentation. This filing can be found at the website of the SEC at www.sec.gov.

I'd like to remind you that our remarks contain forward-looking statements, and we refer you to slides 2 and 3 of the presentation and to our press release for a detailed discussion of these forward-looking statements and associated risks. In addition, our remarks today reference forward looking non-GAAP financial information, and we refer you to slide 3 for more information about this non-GAAP financial information. Neither Ivanhoe nor the management of our proposed merger target, SES Holdings Pte. Ltd., will entertain questions during this call. I would now like to turn the conference over to Andy Boyd. Please go ahead.

Andy Boyd, Ivanhoe Chief Investment Officer

Good morning and thank you for joining the call to discuss the merger announcement with SES. I am Andy Boyd, the Chief Investment Officer and Director of Ivanhoe Capital. We are very excited to partner with the SES team, and believe this technology is going to be pivotal to the accelerated adoption of electric vehicles and reaching the world’s decarbonization goals.

Our team assessed a lot of different technologies and different battery companies and we found that the SES technology is by far the most differentiated and compelling. We believe the hybrid lithium metal approach is the best approach and it's very different from what everyone else is doing.

One of the big benefits of this technology is that it is designed for manufacturing at scale which the team will elaborate on shortly.

The addressable market for this technology is obviously very large. Global commitments from manufacturers and governments continue to accelerate and are expected to lead to higher EV adoption. The passenger EV battery market is projected to grow to $165 billion by 2030 and to $350 billion by 2040.

We believe there are high barriers to entry in this market. The CEO of this company, Qichao Hu, has been working for over 10 years on this technology that was developed as a spinout from MIT here in Boston. Next Gen batteries have been part of the discussion of EV’s for a long period of time. It takes a lot of R&D to get to the place where it is now.

One of the most exciting aspects to this transaction is the validation by SES’s auto manufacturing partners which adds visibility and credibility to the story. The company’s deep partnerships with GM and Hyundai demonstrate that OEMs believe in SES’s technology, while allowing for SES to benefit from their institutional resources and expertise. Beyond that, during our due diligence we worked with world-class battery experts, and validated the technology using two independent testing facilities. What we learned is that SES is the only battery company that can deliver, today, in a real battery that can be tested under a variety of temperatures and power conditions, the high energy density of lithium metal with the manufacturability of lithium ion. We believe that overall SES has the most competitive technology amongst all the battery alternatives that we looked at.

Lastly, we were very impressed with the expertise and talent of the executive team. The Company is led by Qichao Hu, who started the Company out of his work at MIT and he is supported by an exceptionally deep team of scientists and business leaders. On the engineering side, the CTO, Yongkyu Son and his team come from some of the largest lithium ion manufacturing companies, and on the science side, the Chief Science Officer Dr. Hong Gan, and his team come from some of the top national labs in the country. So we have a combination of really deep fundamental science as well as practical industry perspective.

Turning to SES’s operations, the Chief Operating Officer, Rohit Makharia spent 19 years with General Motors and led battery cell development for the Chevy Bolt. And finally, the Chief Financial Officer, Jing Nealis brings public company experience and has led a number of emerging energy transition companies through successful scale-up and commercialization.

Turning to the details of the transaction, we expect the closing to occur in Q3 or Q4 of this year. The transaction implies a pro forma equity value of $3.6 billion inclusive of a $300 million earn-out.  We expect $476 million in total gross proceeds, including through the fully committed PIPE transaction, and importantly, all existing investors will roll 100% of their equity.

With that I will turn the call over to Qichao to provide an overview of the Company and opportunity.

Qichao Hu, Chief Executive Officer

Thank you. We are very excited to partner with Ivanhoe to bring our battery technology to the commercialization stage. This is something we’ve been working on for almost 10 years.

Our technology offers significantly higher energy density than conventional lithium ion. At the same time, these batteries are highly manufacturable. In fact, for most part, these batteries can be made using the same manufacturing process as traditional lithium ion.

The capability and manufacturability of our technology has been validated by major OEMs and third parties.

To date, we have announced two very meaningful OEM partnerships with top tier auto manufacturers. The first was signed and announced back in March with General Motors and includes a substantial equity investment, and also provides for a JDA that will include the development of an ‘A-sample’ and pre-production facility.

Our second partnership is with Hyundai. It also provides for a large equity investment by Hyundai through an earlier round of funding and participation as an anchor in the current PIPE transaction. In addition, in May of this year we signed an A-Sample JDA with Hyundai as well.

These partnerships are important strategic developments for our company, and also validate our approach and technology.

So what is special about our technology? To start with comparative approaches, a conventional lithium ion battery consists of an anode, typically made of carbon, a separator, and a cathode, which is typically a lithium metal oxide compound. It is highly manufacturable.

The alternative method used in next generation all-solid-state batteries uses lithium metal. It has a much higher energy density because lithium is the lightest metal, but these all-solid-state batteries are much harder to manufacture and have never been demonstrated at scale. So SES does not do either of these and our technology uses a hybrid system.  We want to combine the best of both approaches. The result is that our battery technology has the high energy density of lithium metal, as well as very high manufacturability because we are primarily using the lithium ion manufacturing process. Our hybrid lithium metal batteries use a high-energy-density lithium metal anode, a protective anode coating, a proprietary high-concentration solvent-in-salt liquid electrolyte, and artificial intelligence (AI) safety features that allow for greater performance and manufacturing efficiencies than today's all-solid-state lithium metal batteries.

To get an understanding of the benefit to the consumer, we look at 5 key metrics that include energy density, lifetime, charge time, safety and cost.

Our battery performs exceptionally well on all of these metrics. Beginning with Energy Density, at 370 Wh/kg, our battery can go much further on a single charge and represents a 50% increase to conventional lithium ion batteries.

Our useful life is comparable to lithium ion at around 300,000 miles, with up to 800 projected cycles and will charge to 80% in less than 15 minutes. On safety, we use a combination of non-volatile and self-extinguishing electrolyte, a protective coating on the anode as well as a very sophisticated AI powered algorithm that can precisely monitor all the parameters. This technology has been tested and verified for safety by third parties.

When looking at other Li-Metal battery companies, our competitors generally fall into one of two categories. Category 1 is high manufacturability but low energy density, and category 2 is high energy density with low manufacturability. SES stands alone in its approach in that it combines high manufacturability with high energy density to make it the most practical solution for next generation batteries. For other lithium metal players, the manufacturing process has never been demonstrated at scale. Because our manufacturing process uses the existing lithium ion manufacturing process, this dramatically reduces the manufacturing risk to our stakeholders.

On cost, our battery can be produced at a significantly reduced cost relative to other lithium metal approaches because we are primarily using a lithium ion-like production process. In fact, we have already produced over 15,000 multilayer hybrid lithium metal cells using a lithium ion-like production method. Long-term, we also expect to be able to provide our battery at a price that is less than state-of-the-art lithium ion at that time. This is possible due to the high energy-density of our hybrid Li-Metal batteries.

Looking forward, we intend to continue development and production under our JDA agreements and expect to launch a 1GWh pilot facility by 2024, followed by a 10 GWh Joint Venture cell plant in 2025 that will ramp to 30 GWh by 2027. Additionally, we expect to launch a 30 GWh cell plant in 2026 that will ramp to 70GWh by 2028. In total, we expect to have over 100 GWh of capacity by 2028.

Now let's take a look at our profitability. When I think about our financial success as a company, there are three key drivers.

One- a significant TAM, which we have with the unstoppable electrification megatrend.

Two- a technology that works which we have discussed.

And third- manufacturability, at scale, in a cost effective manner.

To us it is extremely important, and in fact comforting, that our technology can rely on the existing manufacturing processes for most cell components. It gives us a much higher level of certainty that we will deliver a highly attractive revenue growth profile and realize significant leverage at scale by 2028.

We expect to start generating revenue beginning in 2024 when the pilot facility is up and running. Along with our capacity growth and improved manufacturing efficiency, we expect to generate $5.7 billion and $7 billion of revenue in 2027 and 2028, respectively, which includes both our expansion 1 and expansion 2 projects. We believe our technology advancement and commercialization timeline is at least one year ahead of our peers.

Our cost reduction road map is reflected in our gross margin projections in our presentation that is available on our website.

We expect our gross margin to increase both in dollar and percentage terms as we benefit from economies of scale and improved manufacturing and efficiency. We project that these improvements will yield 32% gross margin and 28% EBITDA margin by 2028.

We expect to receive roughly $426 million net proceeds from this transaction. Along with cash already on the balance sheet, we will have over $600 million on our balance sheet upon the close of the transaction. To conclude, we are deeply passionate about our role in decarbonization. A cleaner energy future is dependent on next generation battery technology, and we believe our approach is the most practical and compelling method to achieve these goals. The combination of strong strategic partners, industry leading energy density and low-risk highly-scalable manufacturing will enable SES to emerge as a global battery leader. We are grateful to Ivanhoe and all of our investors for their confidence in our team, and look forward to updating all of our stakeholders on our progress. Thank you to everyone on the line for your time and interest in SES.

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Forward-looking statements

All statements other than statements of historical facts contained in this communication are “forward-looking statements.” Forward-looking statements can generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” and other similar expressions that predict or indicate future events or events or trends that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the development and commercialization of SES’s products, the amount of capital and other benefits to be provided by the transaction, estimates and forecasts of other financial and performance metrics, and projections of market opportunity and market share. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of SES's and Ivanhoe's management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of SES and Ivanhoe. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the shareholders of SES or Ivanhoe is not obtained; the failure to realize the anticipated benefits of the business combination; risks relating to the uncertainty of the projected financial information with respect to SES; risks related to the development and commercialization of SES's battery technology and the timing and achievement of expected business milestones; the effects of competition on SES's business; the risk that the business combination disrupts current plans and operations of Ivanhoe and SES as a result of the announcement and consummation of the business combination; the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees; risks relating SES’s history of no revenues and net losses; the risk that SES’s joint development agreements and other strategic alliances could be unsuccessful; risks relating to delays in the design, manufacture, regulatory approval and launch of SES’s battery cells; the risk that SES may not establish supply relationships for necessary components or pay components that are more expensive than anticipated; risks relating to competition and rapid change in the electric vehicle battery market; safety risks posed by certain components of SES’s batteries; risks relating to machinery used in the production of SES’s batteries; risks relating to the willingness of commercial vehicle and specialty vehicle operators and consumers to adopt electric vehicles; risks relating to SES’s intellectual property portfolio; the amount of redemption requests made by Ivanhoe's public shareholders; the ability of Ivanhoe or the combined company to issue equity or equity-linked securities or obtain debt financing in connection with the business combination or in the future and those factors discussed in Ivanhoe's annual report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2021, under the heading "Risk Factors," and other documents of Ivanhoe filed, or to be filed, with the SEC relating to the business combination. If any of these risks materialize or Ivanhoe's or SES's assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Ivanhoe nor SES presently know or that Ivanhoe and SES currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Ivanhoe's and SES's expectations, plans or forecasts of future events and views only as of the date of this communication. Ivanhoe and SES anticipate that subsequent events and developments will cause Ivanhoe's and SES's assessments to change. However, while Ivanhoe and SES may elect to update these forward-looking statements at some point in the future, Ivanhoe and SES specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Ivanhoe's and SES's assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Additional Information

This communication relates to the proposed business combination between Ivanhoe and SES. This communication does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Ivanhoe intends to file a Registration Statement on Form S-4 with the SEC, which will include a document that serves as a joint prospectus and proxy statement, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all Ivanhoe shareholders. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom. Ivanhoe will also file other documents regarding the proposed business combination with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF IVANHOE ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Ivanhoe through the website maintained by the SEC at www.sec.gov. The documents filed by Ivanhoe with the SEC also may be obtained free of charge upon written request to Ivanhoe Capital Acquisition Corp., 1177 Avenue of the Americas, 5th Floor, New York, New York 10036.

Participants in the Solicitation

Ivanhoe, SES and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Ivanhoe’s shareholders in connection with the proposed business combination. You can find information about Ivanhoe’s directors and executive officers and their interest in Ivanhoe can be found in Ivanhoe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 31, 2021. A list of the names of the directors, executive officers, other members of management and employees of Ivanhoe and SES, as well as information regarding their interests in the business combination, will be contained in the Registration Statement on Form S-4 to be filed with the SEC by Ivanhoe. Additional information regarding the interests of such potential participants in the solicitation process may also be included in other relevant documents when they are filed with the SEC. You may obtain free copies of these documents from the sources indicated above.